UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2007

P.F. Chang’s China Bistro, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25123	86-0815086
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7676 E. Pinnacle Peak Road, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 888-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2007, P.F. Chang’s China Bistro, Inc. (the “Company”) entered into a six- year, $150 million, senior credit facility (the “Credit Facility”), by and among the Company and JPMorgan Chase Bank, as administrative agent, Bank of America, as syndication agent, and Wells Fargo Bank, as documentation agent. The Company used $15 million of the Credit Facility to repay the outstanding balance on its previous $50 million credit facility dated August 4, 2006. The Company plans to use the remaining amounts to fund repurchases of its common stock, support standby letters of credit for the Company’s self-insurance programs and for strategic initiatives and general corporate purposes.

Borrowings under the Credit Facility bear interest, at the Company’s option, at a rate equal to either (i) LIBOR plus an applicable margin as defined in the Credit Facility or (ii) the higher of (a) the Federal Funds Effective Rate plus one-half of 1% or (b) the Prime Rate as announced by JPMorgan Chase Bank. The Credit Facility bears a commitment fee on the unused portion of the revolver at an annual rate of 0.125%.

The Credit Facility includes customary representations, warranties, negative and affirmative covenants (including certain financial covenants relating to maximum leverage and minimum fixed charge coverage), as well as customary events of default and certain default provisions that could result in acceleration of the Credit Facility.

The Credit Facility is guaranteed by the Company’s material existing and future domestic subsidiaries.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2007, the Company became obligated under the Credit Facility described in Item 1.01 of this Current Report on Form 8-K which description is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.F. Chang’s China Bistro, Inc.

Date: September 7, 2007

/s/ Mark D. Mumford
Mark D. Mumford
Chief Financial Officer